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FORM 4
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

                                 U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------------------
                                          WASHINGTON, DC 20549                                            OMB APPROVAL
                                                                                             ---------------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:                   3235-0287
[ ] Check box if no                                                                          Expires:             September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities              Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                   hours per response................0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                 ---------------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Carden        Robin              A.           ALYN Corporation ("ALYN")                     Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
   c/o Alyn Corporation, 16761 Hale Avenue        Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         02/99              ----        title ---       below)
                 (Street)                                                 ------------------                below)
   Irvine,          CA             92606                                  5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                              N/A            7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock, $.001 par value    02/03/99  S              96,000   D        $3.125
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Common Stock, $.001 par value    02/08/99  S               9,250   D        $3.50
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Common Stock, $.001 par value    02/08/99  S                 750   D        $3.875
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Common Stock, $.001 par value    02/08/99  S               1,000   D        $3.75
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Common Stock, $.001 par value    02/12/99  S               2,000   D        $3.25
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Common Stock, $.001 par value    02/18/99  S               2,000   D        $3.25
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Common Stock, $.001 par value    08/28/98  I             500,000   D        (See Note (1))       2,433,500      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

Note(1): On August 28, 1998, Mr. Carden transferred to Alyn Corporation ("Alyn"), without consideration, 500,000 shares of
         Common Stock of Alyn in connection with the closing by Alyn of a rights offering to its stockholders

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ ROBIN A. CARDEN       June 2, 1999
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            -------------------------------  ------------
                                                                                       **Signature of Reporting Person      Date
                                                                                         Robin A. Carden


Note: File three copies of this form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)
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